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                                    EXHIBIT G

                                 PROMISSORY NOTE


                                                              New York, New York
US$2,000,000                                                       June 19, 1997


               FOR VALUE RECEIVED, the undersigned, T/F PURIFINER, INC. (the "Maker") unconditionally promises to pay to the order of QUANTUM INDUSTRIAL PARTNERS LDC or its assigns (the "Holder") on the Termination Date (as defined below) at such place or to such bank account in the United States of America as the Holder may from time to time direct in lawful money of the United States of America and in immediately available funds, the principal amount (the "Principal Amount") of TWO MILLION DOLLARS ($2,000,000). The Termination Date shall mean with respect to this promissory note (this "Note") the date which is six months from the date hereof.

               Any amounts that have become due and payable hereunder and remain unpaid by the Maker shall accrue interest thereafter until payment in full of such amounts at the rate of twelve percent (12%) (the "Default Rate") per annum and shall be payable upon demand by the Holder. Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the date such interest becomes due and payable, but in no case shall the interest rate exceed the maximum rate allowed by law. The Default Rate shall be effective both before and after any judgment as may be rendered in a court of competent jurisdiction; provided, however, that if such Default Rate is deemed to be interest in excess of the amount permitted to be charged to Maker under applicable law, Holder shall be entitled to collect a Default Rate only at the highest rate permitted by law, and any interest actually collected by Holder in excess of such lawful amount shall be deemed a payment in reduction of the Principal Amount then outstanding under this Note and shall be so applied.

               This Note can be prepaid at any time without premium or penalty. This note is also subject to mandatory prepayment prior to the Termination Date upon the Maker's consummation of any public offering of either debt or equity securities.

               All payments due under this Note are payable in lawful money to Holder at Curacao Corporation Company, N.V., Kaya Flamboyan, Willemstad, Curacao, Netherlands, Antilles or at such other place as Holder or other holder hereof shall notify the Maker in writing.

               All payments received by Holder on this Note shall be applied by Holder as follows: first, to the payment of delinquency or "late" charges, if any; and second, to the reduction of the Principal Amount.

               The payment obligations represented by this Note shall be subordinate to any indebtedness of the Maker for cash advanced by any bank or financial institution ("Bank Debt") but shall rank at least pari passu with all




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other  indebtedness  of the Maker.  The Maker hereby  covenants that it will not issue, directly or indirectly, any debt which is senior to the indebtedness represented by this Note unless such indebtedness is Bank Debt.

               The occurrence of any of the following events or conditions shall constitute an event of default (each an "Event of Default") with respect to the Maker under this Note:

               (a) Any amounts due under any of this Note are not paid on the day after the due date therefore;

               (b) The Maker (i) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Maker shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Maker any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 90 days; or

               (c) The Maker shall fail to perform any agreement or covenant on its part contained herein or in the Securities Purchase Agreement, dated as of June 19, 1997, among the Maker, the Holder and other signatories thereto.

               Upon the occurrence and during the continuance of an Event of Default, the Holder will have the option, upon notice to the Maker, of declaring the Principal Amount hereunder together with unpaid accrued Default Interest thereon, if any, to be immediately due and payable.

               The Maker agrees to pay on demand all of the Holder's costs and expenses, including, without limitation, reasonable attorneys' fees, in connection with the collection of any sums due to the Holder and the enforcement or protection of its rights or interests hereunder.

               No failure on the part of Holder or other holder hereof to exercise any right or remedy hereunder, whether before or after the happening of a default shall constitute a waiver thereof, and no waiver of any past default shall constitute waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of default hereunder, or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively, or shall be deemed to be a novation of this Note or as a reinstatement of the debt evidenced hereby or as a waiver of such right or acceleration or any other right, or be



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construed  so as to preclude  the  exercise of any right which  Holder may have, whether by the laws of the State of New York, by agreement or otherwise; and Maker hereby expressly waives the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom such agreement is sought to be enforced.

               The Maker may not assign any of its rights or delegate any of its obligations under this Note (or any part thereof) without the prior written consent of the Holder.

               Maker represents, warrants and covenants to Holder that it shall use its best efforts to repay this Note in accordance with the terms hereof.

               The Maker hereby waives diligence, presentment, protest, demand, and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

               It is the intention of the parties to conform strictly to applicable usury laws from time to time in force, and all agreements between Maker and Holder, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid to Holder or the holder hereof, or collected by Holder or such holder, for the use, forbearance, or detention of the money to be lent hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein, or in any other document pertaining to the indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury laws. If under any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto,
                                                                     ----------
the obligation to be fulfilled shall be reduced to the limit of such validity; and if under any circumstances Holder or other holder hereof shall ever receive an amount deemed interest, by applicable law, which would exceed the highest lawful rate, such amount that would be excessive interest under applicable usury law shall be applied to the reduction of the Principal Amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid principal amount and other indebtedness, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Maker or to any other person making such payment on Maker's behalf. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and Holder.


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               THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH,
THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.


                                             T/F PURIFINER, INC.


                                             /S/ KEITH T.J. HART
                                             ----------------------------------
                                             Name: KEITH T.J. HART
                                             Title: PRESIDENT



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